Exhibit 99.2

LEXINGTON REALTY TRUST FOURTH QUARTER 2014 EARNINGS CALL

UNEDITED TRANSCRIPT

FEB 19, 2015

Call Participants

LEXINGTON REALTY TRUST

Gabriela Reyes, Investor Relations

Patrick Carroll, Chief Financial Officer, Executive Vice President and Treasurer

T. Wilson Eglin, Chief Executive Officer and President Trustee

ANALYSTS

Sheila McGrath, Evercore ISI

Craig Mailman, KeyBanc Capital Markets Inc.

John W. Guinee, Stifel, Nicolaus & Company

James C. Feldman, BofA Merrill Lynch Incorporated

Anthony Paalone, JP Morgan Chase & Co

Todd Stender, Wells Fargo Securities, LLC

Charles Croson, Jefferies LLC

Bill Siegel, Development Associates

Melvin Cutler, Cutler Capital Management LLC

Presentation

Operator:

Greetings, and welcome to the Lexington Realty Trust Fourth Quarter 2014 Earnings Conference Call.

[Operator Instructions] As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Ms. Gabriela Reyes, Investor Relations for Lexington Realty Trust. Thank you. Ms. Reyes, you may begin.

Gabriela Reyes:

Hello, and welcome to the Lexington Realty Trust Fourth Quarter and Year-End 2014 Conference Call.

The earnings press release was distributed over the wire this morning, and the release and supplemental disclosure package will be furnished on a Form 8-K. In the press release and supplemental disclosure package, Lexington has reconciled all historical non-GAAP financial measures to the most directly comparable GAAP measure in accordance with Reg G requirements. If you did not receive a copy, these documents are available on Lexington’s website at www.lxp.com in the Investor section. Additionally, we’re hosting a live webcast of today’s call, which you can access in the same section.

At this time, we would like to inform you that certain statements made during this conference call, which are not historical, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Lexington believes expectations reflected in any forward-looking statements are based on reasonable assumptions, Lexington can give no assurance that its expectations will be attained. Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in today’s press release and, from time to time, in Lexington’s filings with the SEC and includes the successful confirmation of any lease, acquisition, build-to-suit, financing or other transactions or the final terms of any such transaction. Lexington does not undertake a duty to update any forward-looking statements.

Joining me today from management are: Will Eglin, Chief Executive Officer; Robert Roskind, Chairman; Richard Rouse, Vice Chairman and Chief Investment Officer; and Patrick Carroll, Chief Financial Officer.

Now I will turn the call over to Will.

T. Wilson Eglin:

Thanks, Gabby, and welcome, everyone, and thank you for joining the call today. I’d like to begin by discussing our operating results and accomplishments for the fourth quarter and for the full year. For the fourth quarter of 2014, our company funds from operations were $0.27 per share, which brought company FFO for 2014 to $1.11 per share, a 9% increase compared to 2013 when company FFO per share was $1.02. Growth in 2014 was primarily driven by investment activity during the past year and refinancing savings.

In the fourth quarter, we invested approximately $25 million in ongoing build-to-suit projects and loan investments, made 3 acquisitions for approximately $70 million and sold 4 properties for approximately $167 million, consistent with our portfolio management and capital recycling objectives. Our strong and steady leasing work continued, and we executed leases totaling approximately 1.9 million square feet, raising renewal rents by 4.6%, and ending the quarter with a more balanced rollover schedule. These accomplishments furthered our objectives to continually improve our portfolio and strengthen our cash flows, while also reducing the risk associated with lease rollover.

Our overall portfolio was 96.4% leased at year-end, which was down 120 basis points compared to third quarter, but consistent with our previously communicated expectations. Overall, in 2014, we acquired 6 properties for approximately $122 million, invested approximately $32 million in 3 build-to-suit that were completed during the year, and invested approximately $90 million in build-to-suit projects under construction. Our single-tenant investment pipeline ¡s sizable compared to a year ago, and we are optimistic about our investment opportunities in 2015. Based on transactions closed or under contract, we expect purchases to total approximately $200 million to $225 million in 2015, and we expect to fund approximately $125 million to $150 million in underway build-to-suit projects. In addition, we’re very optimistic that our pipeline will grow considerably as the year progresses.

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Cap rates on our forward build-to-suit and purchase pipeline averaged about 7v/o on a cash basis and 8.2% on a GAAP basis. Although the market is competitive, we believe investment opportunities are plentiful and yields are attractive to us when compared to our financing costs. While build-to-suits do not generate cash flow or funds from operations until construction is completed, we believe this strategy creates significant value for shareholders by adding modern buildings with long-term leases to our portfolio and capturing stabilized yields well above current cap rates in the acquisition market. In addition, we believe the long-term leases, with escalating rents we have been adding to the portfolio are strengthening our future cash flows by extending our weighted average lease term, balancing our lease expiration schedule, reducing the average age of our portfolio and supporting our dividend growth objectives.

We also continue to execute our dispositions strategy, and in the fourth quarter, we made good progress on our capital recycling efforts, selling approximately $167 million of non-core assets from the portfolio, consisting of 2 vacant office properties and 2 suburban office properties. Overall, during 2014, we completed 16 sales for approximately $282 million at a cap rate of approximately 7%, with 77% occupancy. Taking advantage of market demand and pricing, to meaningfully upgrade our portfolio and reduce our exposure to office properties. We continue to focus our efforts on dispositions from a strategic perspective, augmenting the transformation of our portfolio and providing cost-effective timely capital to support investment activity, while executing a strategy that will reduce our office market exposure so that our portfolio is concentrated in fewer, larger markets.

On Page 21 of the supplemental, we have included a table showing the markets where we derive most of our single-tenant office revenue. Our current expectation for 2015 is that dispositions will be approximately $300 million to $350 million, an increase from our prior guidance of $200 million to $300 million of dispositions. Of this total, multi-tenant dispositions could total $150 million to $180 million, conveyances to mortgage lenders of vacant buildings could total approximately $62 million and other dispositions could total up to $100 million. Asset values continue to be strong and dispositions continue to be an attractive option for us, especially as we look at monetizing certain formally vacant or under occupied properties that we have now leased up to high levels of occupancy. We are currently marketing Sea Harbor Center in Orlando, Florida, and Transamerica Tower in Baltimore, Maryland, and would expect to market our Palm Beach Garden Florida property later this year as we continue to monetize, stabilize non-single tenant properties. Such capital recycling will allow us to create liquidity to redeploy into our investment pipeline, including our build-to-suit projects. Although this approach can have a near-term dilutive impact from funds from operations, it should result in the creation of long-term value for shareholders.

As we have stated before, one of our strategic objectives with respect to our disposition activity is to achieve a better balance between office and industrial revenue in the part of our portfolio that has lease term shorter than 10 years. The office-to-industrial revenue mix in this part of our portfolio, historically have been running about 3:1 but for 2014 was 2.7:1, and we continue to be focused on managing this ratio down to about 2:1 over the next several years. The continued targeted sale of certain office buildings will speed this transition and make our portfolio less capital intensive to manage over time.

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With regard to our leasing, we have continued to achieve a steady pace of activity. In the fourth quarter of 2014, we executed approximately 1.9 million square feet of new leases and lease extensions, bringing our total for the year to 5.1 million square feet. And our 2015 expirations now represent just about 3.2% of our GAAP revenue. During the quarter, as expected and as detailed on Page 17 of the supplemental, we have leases totaling 681,000 square feet on single-tenant buildings, which expired and were not renewed or were terminated. Four of these properties, which generated funds from operations of approximately $4 million in 2014, maybe conveyed to mortgage lenders in full satisfaction of approximately $62 million of nonrecourse debt.

Overall, during the quarter, we extended 6 leases, with annual GAAP rents of $5.7 million, which is 4.6% greater than the previous rents, and cash rents also increased by 4.6% on renewals. Our same-store cash NOI increased O.6% for 2014 and decreased i.J% during the fourth quarter of 2014 compared to the fourth quarter of 2013, primarily reflecting the impact of negative leasing spreads on renewals. Looking forward, as previously disclosed, although the impact is not material at this point, renewal rents are likely to be under pressure through 2015 before improving in 2016.

We currently have 2.8 million square feet of space, which is vacant or subject to leases, that expire through 2015. We believe that by the end of this year, we can address roughly half of such expiring or vacant square footage, primarily through dispositions and secondarily through releasing. After extending the lease on our Westerville, Ohio property, we now have 8 single-tenant buildings with expiring leases in 2015, 5 of which are office buildings. Together, these 8 properties generate approximately $9.3 million of annual rental revenue in 2014, and we are expecting 5 of these properties to become vacant, representing about $7 million of annual rental revenue, the bulk of which is in the 3 office properties located in Southfield, Michigan; Lakewood, Colorado; and Foxboro, Massachusetts, that we have discussed on previous calls. In our guidance, we assume that these properties will be vacant through the end of 2015. Beginning in the second half of 2015, we expect tenant retention to improve, and as mentioned above, we just extended 1 lease with inVentiv Communications for over 10 years, starting to put this concentrated period of tenant move outs behind us as we move forward with a portfolio, with a substantially lower risk profile. Beyond this, as we execute our acquisition and capital recycling strategy, we expect that our portfolio is likely to include a greater number of leases with annual or other rent increases, which we ultimately expect will support a sustained healthy growth rate in net operating income.

As a result of our leasing activity and new investments, as of December 31, 2014, approximately 41% of our rental revenue for the year ended December 31, 2014, came from leases of 10 years or longer, and we are well on our way to achieving our interim goal of deriving at least half of our revenue from leases 10 years or longer. Once this target is achieved, we expect to raise the target further and continue building a diversified portfolio of long-term net leases with stable growing cash flow. With the weighted average lease term in our acquisition pipeline of approximately 18 years, reaching these goals will become more visible as we add new assets to our portfolio. Our single-tenant lease rollover through 2019 has now been reduced to 29.1% of revenue from 38.5% of revenue 1 year ago, and we no longer have concentrated risk of lease rollover in any 1 year. By any measure, we have made very good progress in managing down our shorter term leases and extending our weighted average lease term, which is now approximately 12.1 years on a cash basis. Each of these metrics is an important measure of cash flow stability, and we will continue to be focused on further improvement.

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The composition of our balance sheet continued to improve this past year, and we have included details in our supplemental disclosure package on Page 24, showing our credit metrics. We continue to pursue our goal of having 65w/o to 70% of our assets unencumbered and have reduced our secured debt to less than 20% of gross assets, which is a target that we’ve been working towards for a considerable time.

Our company has few near-term debt maturities. In 2015, we believe approximately $119 million of secured balloon debt will leave the balance sheet in connection with dispositions, and approximately $110 million of balloon maturities are expected to be refinanced with unsecured debt or retired with cash. In addition, we will retire approximately $30 million of secured debt through regular principal amortization.

While we continue to unencumbered assets, from time to time, we may access secured financing when we believe it is advantageous to do so, particularly in connection with ground sale leaseback transactions or financing for a term longer than 10 years is available, or we can effectively monetize the remaining revenue from the assets such as in a credit tenant lease financing. In the first quarter, we financed our ground investment on 45th Street in Manhattan, with a mortgage loan of $29.2 million, representing a loan to value of 95% of our acquisition cost, with a term to maturity of 10 years and a fixed interest rate of 4.1%, which provides substantial positive leverage on this investment. We also locked rate on a $51.7 million first mortgage with a 13-year term to maturity and a fixed interest rate of 3.5% on our FedEx facility in Long Island City. This loan is at 100% of our acquisition cost and is expected to close in the first quarter of 2015.

While we continue to unencumbered assets, we will finance fewer and fewer properties with mortgages, but when we do, we will seek to maximize proceeds and take advantage of market opportunities when they are favorable. We believe the company has substantial financial flexibility, with approximately $385 million of current availability under its revolving credit facility, and a stronger than usual cash position. We continue to find dispositions of multi-tenant properties attractive, and our maintaining line capacity and cash in advance of what we expect to be a growing investment pipeline. Our forward funding commitments total approximately $550 million, with about $440 million remaining to be funded.

At the end of the quarter, our weighted average cost of debt was 4.5%, and our weighted average term to maturity was 7 years. We continue to believe that current rates on long-term financing remain quite attractive and that there is great value in locking in fixed rates on long-term debt at this time.

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Turning to guidance. We provided a guidance range of company funds from operations per diluted share of $1 to $1.05 per share for 2015, and we have added additional disclosure to our supplemental with respect to NAREIT defined FFO. As we have previously discussed, the main factors impacting our forecasted Company FFO per diluted share in 2015, included a reduction in occupancy that started with fourth quarter of 2014, several anticipated upcoming vacancies, the expected dilutive impact of disposition activity, and the effective carrying unusually high cash balances in advance of build-to-suit fundings and acquisitions.

While our guidance reflect several near-term challenges with respect to occupancy, we continue to be extremely positive about our prospects and believe the year ahead will reflect additional growth and progress, and we remain committed to our strategy of enhancing cash flow growth and stability, growing our portfolio in a disciplined manner with attractive long-term leased investments, and maintaining a strong and flexible balance sheet to allow us to act on opportunities as they arise.

Now I’ll turn the call over to Pat, who will take you through our results in more detail.

Patrick Carroll:

Thanks, Will. During the quarter, Lexington had gross revenues of $108 million, comprised primarily of lease rents and tenant reimbursements. The increase, compared to the fourth quarter of 2013 of $7.5 million, relates primarily to the acquisition and build-to-suit projects coming online.

For the quarter and year ended December 31, 2014, GAAP rents were in excess of cash rents by approximately $15.6 million and $44.6 million, respectively. On Page 19 of the supplement, we have included our estimates of both cash and GAAP rents for 2015, through and including 2019, for leases ¡n place at December 31, 2014. We’ve also included same-store NOl data and the weighted average lease term of our portfolio as of December 31, 2014 and 2013.

Property operating expenses increased $2.6 million, primarily due to the increased use in occupancy in multi-tenanted properties with a base year core structure, the acquisitions of properties with full recovery of operating expenses, and a net impact of management of certain properties being transferred between us and the tenant.

General and administrative expenses decreased $1.5 million primarily due to reduced personnel compensation. Nonoperating income increased $1.1 million, relating primarily to interest earned on our loan portfolio.

Interest and amortization expense increased $1.8 million, primarily due to the issuance of our 4.4% bonds and the $213.5 million mortgage on our New York City land deals. Gain on sales of financial assets relates to the sale of our property subject to a capital lease and a sale of certain marketable securities. Debt satisfaction charges net of 1.5 million relates to the retirement of 8.6 million of our 6% notes, by the issuance of common shares and the cash payment of $171,000.

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During the fourth quarter of 2014, we incurred impairment charges on our property and loan portfolio of $21.2 million and recorded gains on sales of properties of $35.5 million. During 2014 and 13, Lexington incurred impairment charges on properties that are owned as of December 31, 2014, which are encumbered by nonrecourse mortgages. We have written the basis of these properties down to $37.8 million and a corresponding nonrecourse mortgage debt is $61.8 million.

On Page 41 of the supplement, we have disclosed selective income statement data for our consolidated, but non-wholly-owned properties and our joint venture investments. We also have included net noncash interest recognized in the year ended December 31, 2014 on Page 42 of the supplement. For the year ended December 31, 2014, our interest coverage was approximately 3.2x, and net debt-to-EBITDA was approximately 5.7x.

Now turning to the balance sheet. We believe our balance sheet is strong, as we have continued to increase our financial flexibility and capacity. We had $208.5 million of cash at quarter end, including cash classified as restricted. Restricted cash balances relate to money primarily held with lenders as escrow deposits on mortgages. We believe this cash position provides us with the financial flexibility needed in 2015.

At year-end, we had about $2.1 billion of consolidated debt outstanding, which had a weighted average interest rate of 4.5%, all of which is at fixed rates. We have entered into LIBOR swaps on both the $255 million outstanding on our term loan, which matures in 2019, and a $250 million outstanding on our term loan, which matures in 2018. The current spread components on our 2019 term loan can range from 1.5% to 2.25%, and is currently l.75%. And on the 2018 term loan, it can range from 1.1% to 2.l% and is currently 1.35%.

The significant components of other assets and liabilities are included on Page 42 of the supplement.

During the quarter ended December 31, 2014, we paid approximately $2.1 million in lease costs and approximately $5.4 million in tenant improvements. For 2015, we project to spend approximately $23 million in lease costs. We have also included on Page 14 of the supplement, the funding projections for our current build-to- suit projects and our forward commitments, along with the historical NOT recognized on build-to-suit projects that have come online. As it relates to build-to-suit projects, since we funded construction costs and are to take out upon completion, we do not recognize interest income during the construction, nor any rental revenue until the project is complete and the tenant takes occupancy. Our basis on the project upon completion is the actual cash we spend and the funding, plus any capitalized cost we recognized in accordance with GAAP. We capitalize interest using our overall borrowing rate, which is approximately 4.5%.

In the current period, we have expanded our disclosures surrounding fund from operations. Historically, we have shown our FFO on a fully diluted basis, as if all our securities that are convertible into common shares are, in fact, converted. In the current period, with prior periods we stated to follow current year presentation, we continued to show FFO fully diluted as before, but I’ve also added a subtotal title FFO available to common shareholders and unitholders - basic. This shows our FFO impacted only for the conversion of OP units and is more in line with the NAREIT definition and other operates that were reported in this matter. We still believe fully diluted is the most appropriate presentation, and therefore, we’ve continued to disclose this. However, we have added this additional disclosure based upon a request of investors and analysts.

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Now I’d like to turn the call back over to Will.

T. Wilson Eglin:

Thanks, Pat. As we look ahead this year, we expect to continue to execute on our strategies to build an even better and stronger company, especially after dealing with the leasing challenges through the first half of 2015. The impact of our acquisition activity, combined with our capital recycling is improving the composition of our portfolio and is driving long-term cash flows that are far more secure, given our extended weighted average lease term and the number of leases we have with annual or other escalations.

We expect to continue to execute proactively on leasing opportunities in order to maintain high levels of occupancy and further address lease expirations; unlock values on non-core properties and certain fully-valued properties, with a bias toward reducing our suburban office and multi-tenant exposure; capitalize on refinancing opportunities; and invest in build-to-suit properties and other investment opportunities that drive cash flow growth and value for all of our shareholders.

We believe our company remains well-positioned with an attractive dividend yield, a modest FFO payout ratio and a strong cash position. We remain encouraged by the opportunity to continue to execute on our strategies to improve our cash flow, enhance our portfolio and provide ongoing value creation for our shareholders.

Operator, I have no further comments at this time, so we are ready for you to conduct the question-and answer portion of the call.

Question and Answer

Operator:

[Operator Instructions] Our first question comes from the line of Sheila McGrath from Evercore ISI.

Sheila McGrath:

Yes, Will, I just wondered if you could give us a little bit more detail on the 95% loan-to-value that you mentioned on the ground lease investment? Can you remind us, again, how you view these ground lease investments from an IRR unleveraged and leveraged basis versus other net lease investments? And also, if you see this as a trend that underwriting is going on loan-to-values much higher? Or was this just a unique circumstance?

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T. Wilson Eglin:

Yes, sure. Recall that the -- we talked about this investment on the call last quarter. This was a 99-year ground lease in Manhattan. The going in cap rate was 4.93%, with annual rent escalations and it was structured with a repurchase option so that our price at end of 25 years would give us an unleveraged IRR of 7.5%, which we think is very attractive for a very secure Manhattan ground parcel, especially when you look at a suburban office investment where you might have vacancy or a lot of CapEx required to sustain occupancy and cash flow of comparable holding period. So when we went to leverage the investment, we were -- it was a great execution that reflected the fact that we had a very secure position, and we ended up doing a 10-year financing at a fixed rate of 4.1%, with roughly 95% loan-to-value. And that’s going to generate a very giant return on equity for us and a leveraged IRR of probably 18% to 20°h, depending on what the value is in 11 years. So we think it’s a great outcome for us, obviously it’s not a leverage neutral transaction, but it is a case where we can use nonrecourse financing to generate a very attractive return on equity relative to the risk of the investment. So the emergence of higher loan-to-value financing is a theme in the marketplace this year, and it has driven down cap rates on ground lease -- other ground lease type investments that we’ve looked at. But it’s also creating disposition opportunities for us to sell assets, to buyer using higher leverage that are going to announce us to execute -- we think a little bit better on the disposition side of our business plan.

Sheila McGrath:

And one other quick question. ARCP has arguably been sidelined from aggressively investing in net lease, like they have in the past couple of years. I’m just wondering if you see any evidence of that in the market benefiting either pricing or competition on acquisitions?

T. Wilson Eglin:

We think its a meaningful benefit to us that they’re less active in the market. We think, all totaled, they were probably a $7 billion acquirer, give or take, last year. So to have such a large investor base [ph] on the sidelines, I suppose, should be meaningful to us from an opportunity standpoint. We’re more optimistic about acquisition volume this year, as a result. I guess, cutting against that a little bit is that, even with treasury yields having backed up in the last couple of weeks, they’re still probably low compared to a year ago and the availability of pretty aggressive leverage for buyers is going to keep cap rates sort of comparable, I suppose, adjusted for our peer being out of the market. But I think for us it means that we will win more business this year than we would have last year. So from our standpoint, that’s a favorable development in our business.

Operator:

Our next question comes from the line of Craig Mailman from KeyBanc Capital Markets.

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Craig Mailman:

Guys, maybe staying on the [indiscerniblel investment for a bit. I guess, as reported in the news that the Element Time Square has potentially being put up for sale. Does that change at all, the purchase options or any of the aspects of the deal that you guys have in place with the existing owners?

T. Wilson Eglin:

No.

Craig Mailman:

Okay. And then just looking through the tenant list, you guys are big or huge, I know it’s been backfilled by Schlumberger. Does Schlumberger have any contraction or early expiration options that we need to worry about?

T. Wilson Eglin:

No.

Craig Mailman:

All right. And then maybe you could just talk a little bit about the private school investment. Is this an ongoing relationship you guys think you’re going to have? How big could that segment become?

T. Wilson Eglin:

Well, I think from a relationship standpoint, that is our fourth joint venture with SEDCO Capital and when we do joint venture with SEDCO, it tends to be in asset classes that are outside what we would think of -- core office or industrial. So we don’t have any plans, right now, to expand in the education segment. But that was a transaction that we were interested in, principally, from the standpoint of being able to build the joint venture relationship with SEDCO. But we liked the company and a 20-year lease that are going in cap rate of about 7.5% is an attractive yield opportunity for us and inside a joint venture where we’re also earning fee income and the chance to promote. It’s an important part of our strategy. It hasn’t become that meaningful yet, but we will succeed Ito continue to build our joint venture relationship with SEDCO.

Craig Mailman:

Okay. And then just one last one on disposition guidance being accelerated. Is that just you guys taking advantage of the market, or did you guys get an asset stabilize as quicker than you thought, just kind of curious on the [indiscernible] of the last call?

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T. Wilson Eglin:

Yes. There’s more visibility with respect to executing the plan this year. The 2 substantial sales that we’re working on that could show up in second quarter would be Sea Harbor Center, outside Orlando; and Transamerica Tower in Baltimore. So the 2 of those together could be a couple of hundred million dollars, and that’s where the bulk of the cash coming in to the company -- would come from leased [ph] in the first half of the year. So as we looked at getting those properties up to a high level of occupancy, we view this as the time to monetize them and candidly have a few successes from companies that were from properties that were underleased or even fully vacant a few years ago.

Operator:

Our next question comes from the line of John Guinee from Stifel.

John W. Guinee:

So John Guinee, here. Great. I’m looking out the window now at a 100 Light Transamerica. There are a couple of guys touring it, just so you know.

T. Wilson Eglin:

Thank you, John.

John W. Guinee:

At Page 11, when you guys have basic FFO and diluted FFO, is that actually NAREIT defined or you don’t really say what it is?

Patrick Carroll:

The line that says, FFO available to common shareholders and unitholders - basic, that’s in line with NAREIT. However, we do show it as the OP units have converted, because we treat them as common share equivalence.

John W. Guinee:

Okay, so we...

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Patrick Carroll:

That’s to me, if you’re looking at that NAREIT definition for an operate, [ph] that’s the line I will focus on.

John W. Guinee:

So is it safe to say that you got some religion and you have a NAREIT defined FFO now?

Patrick Carroll:

I’ve been religious my entire life. So we listen to certain analyst and shareholders, who asked us, and so we put it in.

John W. Guinee:

Catholic guilt? Right?

Patrick Carroll:

No, I don’t have that, John.

John W. Guinee:

Okay. So if I’m doing the quick math on this and I look at the fourth quarter of ‘14, what I see is a basically about a $20 million deduct from $66.3 million of FFO to $46.6 million to get to FAD. If I annualize that, that’s $80 million. That’s about $0.33 a share. Is that a decent deduct? Or is that a good ballpark? So that if we take your FFO guidance of $1 to $1.05 and subtract $0.33, we get to a implicit fat guidance?

Patrick Carroll:

Not necessarily, John, because if you look at the tenant improvements and lease costs, that $7 million in the fourth quarter. I think we’re still in the call, we expect that to be about $23 million. So that -- if you annualize that, that’s about $4 million too much going out the door. And the straight-line rent number, which is $16.2 million, that cannot be annualized. Because remember, how our -- some of our tenants pay goes back into fee, some quarters are much higher than others. So if you look at the full year of 2014 of $47 million, I would use that as a guide more than annualizing the $16 million, because remember, we do have some tenants that pay a lot of cash rent in the first quarter, none in the second, none in the second and a little bit more in the third. If you go to -- in the supplement later on, I don’t have...

T. Wilson Eglin:

On Page 19.

Patrick Carroll:

Page 19. We disclosed what cash and GAAP rents are projected to be going forward. So I would use that as really as my streamline rent adjustment.

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John W. Guinee:

Okay. Can you do the math for us and come up with a FAD number for 2015?

Patrick Carroll:

Well, it’s just the straight-line rent adjustment will be about $43 million, and as we disclosed, the TI and leasing commissions will be about $23 million, and the other items are pretty much in line with what they were for the full year.

John W. Guinee:

Okay. So basically, say 75 million divided by 243 million shares, gets you to about a $0.30 deduct from FFO to FAD, is that fair?

Patrick Carroll:

That’s reasonable, John.

John W. Guinee:

So then, well, let’s see [indiscernible] about, so that’s basically a $0.30 deduct gets you about a $70 million to $75 million, $0.70 to $0.75 FAD against a $0.68 dividend. How many more years do you think you have a dividend increase in you?

T. Wilson Eglin:

Our expectation is that, when we put our cash to work this year and begin to turn construction and progress into cash flowing assets, that will be comfortable increasing the dividend at the end of this year, which is a typical policy, and we will have been through this heavy period of move outs at the same time and we’ll have a weighted average lease term of probably 12-plus years, with most of our assets having annual rent and escalations in them. So I think the prospects through regular dividend growth at that point in time were probably better than they’ve ever been.

John W. Guinee:

Great. Great. And then the last question is, let’s say, in today’s environment, are you -- is it better capital or better debt to borrow off these ground leases, or to borrow unsecured?

T. Wilson Eglin:

Well, the financing on ground lease positions is extremely favorable. That’s for sure. We’re doing a little bit of both. But the execution that we got on 45th Street was extraordinary. If you look at the first ground transaction we did, we did a 70% loan-to-value financing. So that market has strengthened considerably relative to the unsecured market.

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John W. Guinee:

And if you look at the environment out there, right now, you’re doing and basically the vast majority of your investments are a combination of build-to-suit on industrial and ground lease positions, is that essentially your primary or exclusive target for 2015?

T. Wilson Eglin:

The build-to-suit and ground transactions?

John W. Guinee:

Yes, build-to-suit industrial, and then ground lease transactions.

Patrick Carroll:

We’re active in the build-to-suit office market, as well as -- as long as we can get a 15- or 20-year lease term. So where I would say we are principally focused on build-to-suit and ground transactions, but it wouldn’t surprise me at all if we did $150 million or $200 million of purchases this year, which would be -- those are transactions that aren’t under contract right now. So they’re not scheduled out in the supplement, but we do think, and it wouldn’t surprise me if the bulk of that acquisition activity was in long-term lease industrial.

Operator:

Our next question comes from the line of Jamie Feldman from Bank of America.

James C. Feldman:

I just want to make sure I understand all the moving pieces in the guidance assumptions. So it sounds like you guys were thinking $200 million to $225 million of acquisitions, and then what’s the yield on that?

T. Wilson Eglin:

That’s about a little bit above 7. And the bulk of that is in the -- there’s $155 million in the Preferred Freezer transaction, which is a fourth quarter close, Jamie.

James C. Feldman:

Okay. And then...

Patrick Carroll:

So if you look in the supplemental, there’s a schedule of anticipated findings through the year on transactions that were contractually committed to today.

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James C. Feldman:

Okay. And then did $150 million of funding is that for underway investments, is that separate?

Patrick Carroll:

Yes, that’s build-to-suit projects that are under construction.

James C. Feldman:

Okay. And when do you think most of those deliver?

Patrick Carroll:

Well, the fundings are throughout the year. We disclosed in the press release when we anticipate the building -- build-to-suits to close and they range from second quarter all the way through ‘15 and second and third quarter of ‘15. And then there are some that go after 2016.

James C. Feldman:

Okay. That’s based on a schedule on the supplemental?

Patrick Carroll:

Yes, that’s correct. Page 14 in the supplemental.

James C. Feldman:

Okay. And then you’re seeing $300 million to $350 million of dispositions and what’s the yield on that?

T. Wilson Eglin:

I think when we look at the year in the aggregate, I would hope that it comes in less than 6, although several of those buildings are conveyances to lenders of like no revenue assets.

James C. Feldman:

Okay. And then is there like a same-store NOl assumption?

T. Wilson Eglin:

No, I mean, the impact of losing occupancy would mean that same-store would likely be negative, but we’ll have to see how long those assets stay in the same-store portfolio to be able to give you a more accurate read.

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Operator:

Our next question comes from the line of Charles Croson from Jefferies.

Charles Croson:

I’m filling in for Tayo this morning. Just following up on that guidance question there, I guess, we’re a little-- just trying to figure out what all the elements are here, because you guys were behind the Street, and it doesn’t look like there was that much that changed from what you announced per year release earlier this year, with the exception being the increased dispositions. So I guess I’m just try to figure out whether anything on an operational basis has changed, whether you’re seeing a little bit more of a negative rental spread, whether there’s more timing of the dispositions in the first half of this year as opposed to the back half. If you can just kind of key that out a little bit more, I’d appreciate that.

T. Wilson Eglin:

Sure. Obviously, after the disposition activity in the fourth quarter we have more, right -- more cash on balance sheet, right now, than we’ve had probably in, I’m guessing, 5 or 6 years. The disposition activity we think will be heavier, and we think the bulk of it probably hits in the second quarter to the extent we complete transactions on Light Street and Sea Harbor Center. So the lower end of our guidance assumes that we run the company with robust cash balances in the first part of the year. Improved earnings outcome would come if we are able to close some of these potential acquisitions in the first half of the year.

The other thing I would point out is we have, for the last few years, generally run the company with 97.5% to 98% occupancy, and we’ve been pretty consistent about telling people that we think anything above 96% is -- should be considered full. So the higher occupancy was a luxury, but sort of an easy thing to get used to. And the other thing I would comment on is it’s one thing to lose occupancy in industrial buildings where there’s lots of square footage, but the rent per square foot isn’t that high. But losing it in office impacts the results much more severely. And the other thing that we would want to make sure of looking at everybody’s models and assumptions is that we’ve sort of got the negative carry on these empty buildings right. So those would be -- I don’t think it’s necessarily any one thing. We tend to be fairly draconian when we look at our leasing projections for the year. And, in fact, in our guidance, we don’t assume that we lease any of our vacant square footage. We do plan to sell some of it, obviously, principally through disposing of properties to lenders. But beyond that, we’re assuming in our guidance that our vacant square footage stays vacant. So hopefully, there’s room for some positive outcomes as the year progresses. With respect to leasing spreads, we don’t think they’re material on renewals at this point in either 2015 or 2016. So at least from that standpoint, that shouldn’t be part of the story here.

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Charles Croson:

Okay, thats helpful. And just a follow-up on that real quick. That portion of vacant buildings, that’s our not up for disposition, do you have a sense of the impact that might be on towards an upside to guidance for

2015?

T. Wilson Eglin:

No. I mean, we’ll have to wait and see. And so we have a very clear visibility on leasing activity. We try not to get ahead of ourselves with respect to what it’s impact would be on guidance.

Charles Croson

Okay, that’s helpful. And then just one last one for me. Just switching gears here towards oil and gas. Just wanted to see if you guys are hearing anything in terms of leasing slowdown or difficulty in rents or in concessions and such in -- particularly, the Houston market, given the sort of ongoing decline in oil prices?

Patrick Carroll:

Well, that relates to our portfolio, our portfolio when used, J mean, our lease terms are very long, 2021, ‘25, 2033, ‘38. So for the most part, we’re not really that impacted by it, because we’re not out there leasing up vacant space in the Houston market.

T. Wilson Eglin:

Yes, the one building that we have coming up leased in Houston where we would expect a vacancy that in this year we have under contract for sale, now it’s not a substantial asset. So we’re pretty well locked in with no rollover until 2018. So hopefully, that’s enough time to get through whatever near-term softness there is in Houston.

Operator:

Our next question comes from the line of Todd Stender from Wells Fargo Securities.

Todd Stender:

Will, you just mentioned you have one asset in Houston under contract for sale. Looks like you sold a retail asset in Florida, so far in Ql. What else do you have under contract? What kind of visibility do you have in dispositions in your near-term?

T. Wilson Eglin:

We’re very -- not very much under contract, right now, Todd. But we’re pretty far along in the marketing process in Sea Harbor Center and Transamerica Tower. So we’re optimistic that by the time we get to our next conference call, we’ll have a clear discussion of what the outcome will be for those assets.

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Todd Stender:

Great. And then...

T. Wilson Eglin:

In the first half of the year, those are the -- they’re on the most material potential dispositions.

Todd Stender:

Okay. You recently repaid on your Norwalk loan. Just looking at the other remaining office loans, both of which come due this year: The SouthfÌeld, Michigan, the Borrower is in default; and the Westmont, Illinois is due in October. If you could just kind of speak to the probability the Southfield loan being repaid, and then any details you have on the probability of a timely pay-off for Westmont?

T. Wilson Eglin:

We believe they’ll both be foreclosures. Well get the properties back.

Todd Stender:

And then can you walk through the strategy of -- you’re encumbering the FedEx facility in Long Island City, sounds like a great [indiscernible]. But it also seems there would be a washing cash this year. And you’re also trying to increase the unencumbered portfolio. Can you just kind of go through the thought process with that facility?

T. Wilson Eglin:

Yes, absolutely. What we’re doing, Todd, is every once in a while, we are using secured financing where we can get -- right high loan-to-value financing like we did, essentially financing our Long Island City building and our acquisition cost and getting 95% loan-to-value on the ground lease transaction. What will happen is, over time, more and more of assets will become unencumbered, but when we encumber them, we’ll use higher loan-to-value financing. So we’re doing 2 things. We’re financing fewer and fewer assets, but when we do, they’re at higher loan-to-value. So there’s 2 things going on as our mortgages come due.

We’re unencumbering assets and we don’t plan on refinancing any mortgage maturities this year or next year with other mortgages, but that doesn’t mean we’re entirely out of the financing market, especially when we can get match funded financing or term of longer than 10 years, where we’re getting maturities that are longer than what we might get in the bond market.

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Todd Stender:

And just finally, when you’re looking at the increase in disposition assumptions for this year, any of the proceeds are going to be used for 10 31 exchanges, or should we expect any gains that might result in a special dividend?

T. Wilson Eglin:

1031.

Operator:

Our next question comes from the line of Anthony Paolone from JP Morgan.

Anthony Paolone:

Will, can you just run through some of the bigger buckets, like industrial versus office, investment-grade or not, and where cap rates are in terms of what you’re seeing out there?

T. Wilson Eglin:

Yes. If we look at the forward pipeline going in cap rates range from 6% to 7 3/4%. And obviously, the ConAgra and Dow Chemical transactions that we have underway or that we’ve committed to, our investment-grade, and we have a couple of other transactions that we would hope to have under our control in the next 60 to 90 days that are 15- and 20-year investment grade lease transactions. And those tend to be toward right at the lower end of the cap rate range. But where we continue to be active in the sub-investment-grade credit area, as well. So it’s a little bit of a mix. In the build-to-suit area, that’s generally where we’ve had, I suppose, the best luck. Getting long-term leases with high-grade credit, and we’ll continue to exploit those opportunities as they become available to us. So I would say the mix of transactions that we’re looking at right now is a little bit more skewed toward industrial and office, but given the rent and cost per square foot of office buildings, if we’ve got 1 or 2 office buildings in the pipeline that could SKU things the other way from a value standpoint.

Anthony Paolone:

So to make sure I understand, that 6% to 7 3/4%, that’s for build-to-suit type transactions or that’s your whole pipeline.

T. Wilson Eglin:

That’s the whole pipeline.

Anthony Paolone:

What’s the spread like between, say, similar assets that you commit to on a build-to-suit basis versus an existing up and running net lease property that you could just buy straight up like? What kind of spread do you currently get for taking sort of the forward risk?

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T. Wilson Eglin:

It largely depends on how far -- forward it is. I think on -- certainly 50 to 75 basis points. But if you’re committing 2 years forward on an office transaction, it’s going to be wider than that. Maybe to a 125. And we would think, for example, that our Dow Chemical transaction, which we will have a 7.3% going in cap rate for -- if that were coming to market today, it would probably trade at 6%, but when we committed to that it was a 2-year forward.

Operator:

Our next question comes from the line of Bill Siegel from Development Associates.

Bill Siegel:

I think KeyBanc touch on it, I see this Houston, Texas private school. What kind of a private school is it?

T. Wilson Eglin:

It’s kindergarten through...

Patrick Carroll:

K-12

Bill Siegel:

K-12. Okay. A local operator or is it a chart school sort of thing?

T. Wilson Eglin:

No. It’s the British school. So it’s not a local operator.

Bill Siegel:

Okay. Terrific from a smart investor, just love to see you stay away from the 4-profit colleges. This seems like a much better model. On your Sea Harbor disposition in Orlando, do you say, it’s under contract or it’s your...

T. Wilson Eglin:

It’s not under contract at this point, but we’re pretty deep into the process of picking a buyer.

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Bill Siegel:

Terrific. And the only reason you’re getting rid of it is, it didn’t meet your single-tenant criteria. I mean, is it paying its way at present or?

T. Wilson Eglin:

Yes. It’s paying its way. This building was empty a few years ago and part of what we do when we have an empty building is sometimes we convert it to multi-tenant, and try to lease it up to a high-level of occupancy, and then sell it once it’s stabilized. So that’s really what’s driving it. We reached a high-level of occupancy, and it’s not core to us. So our view is, once the value has been created, we should turn it into cash and put the cash back into single-tenant investments. So that’s what we’re in the process of doing there.

Operator:

Our next question comes from the line of Melvin Cutler from Cutler capital.

Melvin Cutler:

Very simple question. What do you see for share issuance during 2015?

T. Wilson Eglin:

We don’t have any share issuance in our guidance. Our preferred strategy for freeing up capital to put to work in our acquisition pipeline is to utilize cash and disposition proceeds. And as I mentioned earlier, we’ve got several multi-tenant buildings that we’ve now leased up, that we can turn into a fair amount of cash during the year. So that’s our -- that’s what we’re focused on right now, Mel.

Operator:

There are no further questions in queue, I’d like to hand the call back over to management for closing comments.

T. Wilson Eglin:

Well, once again, thank you for joining us this morning. We continue to be very excited about our prospects for this year and beyond. And as always, we appreciate your participation and support. If you would like to receive our quarterly supplemental package, please contact Gabriela Reyes, or you can find additional information on the company on our website, www.lxp.com.

And in addition, as always, you may contact me or the other members of our senior management team with any questions. Thanks, again.

Operator:

Ladies and gentlemen, this does conclude today’s teleconference. Thank you for your participation. You may disconnect your lines at this time, and have a wonderful day.

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